EXHIBIT 10.14

ZALE CORPORATION BONUS PLAN
(As of July 2003)

Zale Corporation is committed to building and maintaining quality senior management and to encouraging maximum focus on business improvement. This Plan has been developed to allow all eligible senior management the opportunity to receive an annual bonus based on our success.

Payouts under this Plan are intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.

ELIGIBILITY	Senior management of Zale Corporation, as selected by the Compensation Committee.

MEASURES	Bonus awards shall be based on the following measures:
AND
WEIGHTING	Measure	Weighting
	Consolidated net income	50%
	Division operating earnings	50%

The consolidated net income and division operating earnings targets shall be established by the Compensation Committee of Zale Corporation’s Board of Directors (the “Compensation Committee”) on an annual basis prior to the commencement of a fiscal year, except to the extent permitted by Section 162(m) to be established subsequently.

PAYOUTS	Payouts may be triggered by achieving single targets of consolidated net income and division operating earnings or may be graduated based upon multiple targets, as determined by the Compensation Committee.

BONUS OPPORTUNITY	The Compensation Committee shall establish one or more bonus opportunities between 25% and 100%. The bonus opportunities may be applicable either to classes of employees, such as Division Presidents or to individual employees, as the Compensation Committee may determine.

MAXIMUM PAYOUT	No employee shall be entitled to receive a bonus of more than $2,000,000 with respect to a fiscal year.

ADDITIONAL ELIGIBILITY REQUIREMENTS	•	Must have joined Zale Corporation in a bonus eligible position on or before February 1st of the applicable fiscal year. A pro-rated payout will be based on full months in the eligible position through July 31st of the applicable fiscal year.

	•	Must be actively on payroll, or on an approved leave of absence, on July 31st of the applicable fiscal year.

	•	If promoted to bonus eligible position on or before February 1st of a fiscal year, bonus will be pro-rated based on full months in the eligible position through July 31st of the applicable year.

	•	If changed to non-bonus eligible position after February 1st of a fiscal year, but on active payroll on July 31st of the applicable fiscal year, bonus will be pro-rated based upon full months in the eligible position.

	•	Participants terminated due to a broadly based reduction in force after February 1st of a fiscal year will be eligible for a pro-rated payout based upon full months in a bonus eligible position. Those terminated due to a broadly based reduction in force before February 1st of a fiscal year and those terminated for any other reason during the fiscal year will not be eligible to receive a bonus payout.

	•	In the event of death, approved long-term disability or approved retirement prior to February 1st of a fiscal year, a pro-rated payment will be made to the participant or the participant’s estate based upon full months in a bonus eligible position.

	•	Participants will be notified of their eligibility level at the beginning of the fiscal year or when they become bonus eligible. A Bonus Participant Agreement in such form as Zale Corporation shall approve must be signed at that time.

	•	Any bonus eligible employee who receives an “I” rating, or lower, in either summary rating category in a given year, will not be eligible for any bonus for that year.

	•	Senior management, for purposes of eligibility for participation in this plan, shall include the chief executive officer, president, any vice president and any director level employee (or the equivalents thereto even if designated by a different title) of Zale Corporation and its subsidiaries.

ADMINIS- TRATION	•	The Compensation Committee may, at its sole discretion, adjust bonus awards to reflect special or unusual circumstances of any individual or individuals.

	•	Any employee on an approved leave of absence may, at the Compensation Committee’s sole discretion, have his or her bonus reduced, pro rata, to reflect the period of absence.

	•	All bonuses pursuant to this plan must be approved by the Compensation Committee.

	•	Payouts will occur by September 30 of the fiscal year following the fiscal year with respect to which the bonuses were earned.

	•	At its election, prior, during or following completion of a fiscal year, the Compensation Committee may pay bonuses with respect to such fiscal year in Zale Corporation common stock.

	•	This plan may be implemented using one or more documents designated for classes of employees or individual employees.

	•	This plan shall be interpreted and administered in a manner consistent with the awards hereunder constituting “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.

Zale Corporation reserves the right to amend, modify, suspend or terminate this plan and payouts hereunder in its sole discretion, provided that stockholder approval shall be sought with respect to any amendment that, absent stockholder approval, would negatively impact the status of payouts under this plan for purposes of Section 162(m) of the Internal Revenue Code

Nothing in this plan shall be construed as a contract of employment.

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